EXHIBIT 5

[Letterhead of William P. Barr, Executive Vice President

and General Counsel of Verizon Communications Inc.]

March 23, 2006

Verizon Communications Inc.

140 West Street

New York, New York 10007

Re:	Registration Statement on Form S-4 of Verizon Communications Inc.

Ladies and Gentlemen:

I have acted as counsel to Verizon Communications Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the Registrant’s issuance of up to 1,000,000 shares of the Registrant’s common stock, par value $0.10 per share (the “Shares”), to claimants who would otherwise be entitled to receive common stock of MCI, Inc. upon settlement of claims as creditors pursuant to the Modified Second Amended Joint Plan of Reorganization of MCI, Inc., confirmed by the United States Bankruptcy Court for the Southern District of New York on October 31, 2003, pursuant to the Order Approving Reorganized Debtor’s Motion in Furtherance of Implementation of Chapter 11 Plan and Merger with Verizon Communications Inc. (the “Bankruptcy Order”) issued by the United States Bankruptcy Court for the Southern District of New York on December 19, 2005.

In so acting, I or members of my staff have examined the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Registrant, such certificates of public officials and such other documents, and have made such investigations of law, as I have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, I have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to me as conformed or reproduction copies. I have assumed the accuracy of the statements made in the certificates and other statements or information of or from public officials.

Based on the foregoing, and subject to the further qualifications set forth below, I am of the opinion that the Shares to be issued by the Registrant pursuant to the

Bankruptcy Order have been duly authorized, and that, when the Registration Statement has become effective under the Act and the Shares have been issued and delivered in accordance with the Bankruptcy Order, the Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus forming a part thereof.

Very truly yours,

/s/ William P. Barr

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